Exhibit 34.4

Report of Independent Registered Public Accounting Firm

The Board of Directors
First Tennessee Bank National Association:

We have examined management’s assessment, included in the accompanying Report on Assessment of Compliance with Regulation AB Servicing Criteria - Document Custodian Assertion to First Horizon Home Loan Corporation, that First Tennessee Bank National Association (the Asserting Party) has complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s (SEC) Regulation AB for all mortgage loans for which the Asserting Party served as the custodian during 2006, in all cases excluding mortgage loans held by the Asserting Party on behalf of Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, and Government National Mortgage Association, and excluding non-prime loans held by the Asserting Party (the Platform), except for servicing criteria 1122(d)(1)(i), 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(iii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), 1122(d)(4)(xiv), and 1122(d)(4)(xv), as of and for the year ended December 31, 2006. Management is responsible for the Asserting Party’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Asserting Party’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Asserting Party’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Asserting Party processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Asserting Party during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Asserting Party during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Asserting Party’s compliance with the servicing criteria.

In our opinion, management’s assessment that First Tennessee Bank National Association complied with the aforementioned servicing criteria is fairly stated as of and for the year ended December 31, 2006, in all material respects.

/s/ KPMG LLP

Memphis, Tennessee
March 26, 2007